UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2013

RICHFIELD OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54576	35-2407100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 W. South Temple, Suite 1050
Salt Lake City, UT 84101
      (Address of principal executive offices)

(801) 519-8500
  (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Richfield Oil & Gas Company (“we” or the “Company”) were informed that on June 27, 2013 Nostra Terra Oil & Gas Co., Inc. (“NTOG”) sold at public auction the following properties:

A.	a certain salt water disposal well known as the Furthmyer #11 SWDW and certain related rights;
B.	the Neidenthal #1 Well together with the Neidenthal Lease, consisting of 10 acres surrounding the Neidenthal #1 Well; and
C.	the Furthmyer #1 Well together with the Furthmyer West Lease consisting of 70 acres.

We understand that the properties were sold for a total of $165,000.

The properties sold had been pledged as collateral in connection with a certain promissory note dated April 13, 2011 (the “Note”) made by us in favor of NTOG. As disclosed in our prior filings, we were unable to repay our obligations under the Note when it came due on January 31, 2012. As a result of our default under the Note, on April 2, 2013, NTOG obtained a judgment against the Company in the principal sum of $1,300,000 plus $245,040.48 in accrued interest through March 1, 2013. The judgment further provides that interest will continue to accrue after March 1, 2013 at the rate of $356.16 per day until the debt is paid in full. On May 17, 2013, we delivered $216,043.18 to NTOG from proceeds generated from oil sales on the Furthmyer #1 and the Neidenthal #1 wells from March 2012 through April 30, 2013.

All proceeds from such sale of the property will be delivered to the Clerk of the Court. The Court will then set a hearing to confirm the sale. The Company intends to object to the confirmation of the sale on a number of grounds.

The Company has maintained its cross-claim against NTOG for intentional interference with our business relations and accounting. The liability of $1,300,000 has been included in the Company’s financial statements under “Convertible notes payable”, the interest amount has been included in the Company’s “Accrued expenses and other payables” and an estimate of the operating costs has been included in the field operating costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHFIELD OIL & GAS COMPANY

By	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr.
Chief Executive Officer

Date	July 2, 2013